UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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ViewPoint Financial Group, Inc.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 24, 2011
PROXY STATEMENT
INTRODUCTION
INFORMATION ABOUT THE ANNUAL MEETING
STOCK OWNERSHIP
PROPOSAL 1 — ELECTION OF DIRECTORS
COMPENSATION OF EXECUTIVE OFFICERS
COMPENSATION OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE
CORPORATE GOVERNANCE
AUDIT AND RELATED FEES
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
PROPOSAL 3 — ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
PROPOSAL 4 — ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
LOANS AND RELATED TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
OTHER MATTERS
ADDITIONAL INFORMATION

April 19, 2011
Dear Fellow Shareholder:
You are cordially invited to attend the annual meeting of shareholders of ViewPoint Financial Group, Inc. The meeting will be held on Tuesday, May 24, 2011 at 4:00 PM local time, in the Dallas Room on the 3rd Floor of ViewPoint Bank’s offices located at 1201 W. 15th Street, Plano, Texas.
The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and proxy statement. In addition, we will report on our progress during the past year and entertain your comments and questions.
Included with this proxy statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2010. We encourage you to read the Form 10-K. It includes information on our operations, products and services, as well as our audited financial statements.
We encourage you to attend the meeting in person. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope or vote electronically via the Internet or telephone. See “How do I vote?” in the proxy statement for more details. Your prompt response will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting. Returning the proxy or voting electronically does NOT deprive you of your right to attend the meeting and to vote your shares in person for matters being acted upon at the meeting.
Please note that on the enclosed proxy card you have the option to enroll in our Electronic Access Program, which would give you electronic access to our future annual reports and proxy statements in lieu of mail delivery. By agreeing to get these materials via the Internet, you are helping to conserve the environment and cut postage and printing costs.
Your Board of Directors and management are committed to the success of ViewPoint Financial Group, Inc. and the enhancement of your investment. As Chairman of the Board, I want to express my appreciation for your confidence and support.
Very truly yours,
James B. McCarley
Chairman of the Board

VIEWPOINT FINANCIAL GROUP, INC.
1309 W. 15th STREET
PLANO, TEXAS 75075
(972) 578-5000
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 24, 2011
NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of ViewPoint Financial Group, Inc. will be held as follows:

TIME	4:00 PM local time Tuesday, May 24, 2011

PLACE	ViewPoint Bank 3rd Floor — Dallas Room 1201 W. 15th Street Plano, Texas

ITEMS OF BUSINESS	(1) The election of two directors of ViewPoint Financial Group, Inc.

(2) The ratification of the appointment of Ernst & Young LLP as ViewPoint Financial Group, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

(3) Shareholder advisory vote as to the compensation of ViewPoint Financial Group, Inc.’s executives.

(4) Shareholder advisory vote on the frequency of the advisory vote on executive compensation.

RECORD DATE	Holders of record of ViewPoint Financial Group, Inc. common stock at the close of business on April 4, 2011, are entitled to vote at the annual meeting or any adjournment or postponement thereof.

PROXY VOTING	It is important that your shares be represented and voted at the annual meeting. You can vote your shares by completing and returning the enclosed proxy card. Registered shareholders, that is, shareholders who hold their stock in their own name, can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. Regardless of the number of shares you own, your vote is very important. Please act today.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2011: This Notice of Annual Meeting, ViewPoint Financial Group, Inc.’s proxy statement and ViewPoint Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 are available on the Internet at http://www.vpfgproxy.com.
BY ORDER OF THE BOARD OF DIRECTORS

JAMES B. McCARLEY
CHAIRMAN OF THE BOARD
Plano, Texas
April 19, 2011

VIEWPOINT FINANCIAL GROUP, INC.
1309 W. 15th Street
Plano, Texas 75075
(972) 578-5000
PROXY STATEMENT
INTRODUCTION
The ViewPoint Financial Group, Inc. Board of Directors is using this proxy statement to solicit proxies from the holders of common stock of ViewPoint Financial Group, Inc. for use at ViewPoint Financial Group, Inc.’s upcoming annual meeting of shareholders. The annual meeting of shareholders will be held on Tuesday, May 24, 2011 at 4:00 PM, in the Dallas Room on the 3rd Floor of ViewPoint Bank’s offices located at 1201 W. 15th Street, Plano, Texas.
At the meeting, shareholders will be asked to vote on four proposals, which are set forth in the accompanying Notice of Annual Meeting of Shareholders and are described in more detail below. Shareholders also will consider any other matters that may properly come before the meeting, although the Board of Directors knows of no other business to be presented. ViewPoint Financial Group, Inc. is referred to in this proxy statement from time to time as the “Company.” Certain of the information in this proxy statement relates to ViewPoint Bank (the “Bank”), the wholly owned subsidiary of the Company.
By submitting your proxy, either by executing and returning the enclosed proxy card or by voting electronically via the Internet or by telephone, you authorize the Company’s Board of Directors to represent you and vote your shares at the meeting in accordance with your instructions. The Board of Directors also may vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting. This proxy statement and the accompanying materials are being mailed to shareholders on or about April 19, 2011.
Your proxy vote is important. Whether or not you plan to attend the meeting, please submit your proxy promptly either in the enclosed envelope, via the Internet or by telephone.
INFORMATION ABOUT THE ANNUAL MEETING
What is the purpose of the annual meeting?
At the annual meeting, shareholders will be asked to vote on the following proposals:
Proposal 1.	Election of two directors of the Company;

Proposal 2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

Proposal 3.	Shareholder advisory vote as to the compensation of the Company’s executives; and
Proposal 4.	Shareholder advisory vote on the frequency of the advisory vote on executive compensation.
The shareholders also will transact any other business that may properly come before the meeting. Members of our management team will be present at the meeting to respond to appropriate questions from shareholders.

Who is entitled to vote?
The record date for the meeting is April 4, 2011. Only shareholders of record at the close of business on that date are entitled to receive notice of, and to vote at, the meeting. The only class of stock entitled to be voted at the meeting is ViewPoint Financial Group, Inc. common stock. Each outstanding share of common stock is entitled to one vote for all matters before the meeting. At the close of business on the record date there were 34,839,491 shares of common stock outstanding.
What if my shares are held in “street name” by a broker?
If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.
What if my shares are held in the Company’s employee stock ownership plan?
We maintain an employee stock ownership plan which owns approximately 8.1% of the Company’s common stock. Employees of the Company and the Bank participate in the employee stock ownership plan. Each participant instructs the trustee of the plan how to vote the shares of common stock allocated to his or her account under the employee stock ownership plan. If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote the participant’s shares in accordance with the instructions. Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the annual meeting, or in the event the participant fails to give timely voting instructions to the trustee with respect to the voting of the common stock that is allocated to his or her employee stock ownership plan account, the trustee will vote the shares “FOR” proposals 1, 2 and 3 set forth in this proxy statement, and for the shareholder advisory vote on the frequency of advisory votes on executive compensation, the trustee will vote the shares for a frequency of “every three years”. The trustee will vote the shares of ViewPoint Financial Group, Inc. common stock held in the employee stock ownership plan but not allocated to any participant’s account in the same proportion as directed by the participants who directed the trustee as to the manner of voting their allocated shares in the employee stock ownership plan with respect to each proposal.
How many shares must be present to hold the meeting?
A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of at least one-third of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.
What if a quorum is not present at the meeting?
If a quorum is not present at the scheduled time of the meeting, the shareholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

How do I vote?
1. You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions.
2. You may vote by telephone. If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote by telephone by following the instructions included with the proxy card. If you vote by telephone, you do not have to mail in your proxy card.
3. You may vote on the internet. If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote on the Internet by following the instructions included with the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.
4. You may vote in person at the meeting. If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of ViewPoint Financial Group, Inc. common stock on April 4, 2011, the record date for voting at the annual meeting.
Can I vote by telephone or on the Internet if I am not a registered shareholder?
If your shares are held in “street name” by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or on the Internet.
Can I change my vote after I submit my proxy?
If you are a registered shareholder, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:
•	signing another proxy with a later date;
•	voting by telephone or on the Internet — your latest telephone or Internet vote will be counted;
•	giving written notice of the revocation of your proxy to the Secretary of the Company prior to the annual meeting; or
•	voting in person at the annual meeting.
If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your nominee to change those instructions.
What if I do not specify how my shares are to be voted?
If you submit an executed proxy but do not indicate any voting instructions, your shares will be voted:
•	FOR the election of the director nominees to the Company’s Board of Directors;
•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;
•	FOR the approval of the compensation of the Company’s executives as disclosed in this proxy statement; and
•	FOR holding a shareholder advisory vote on executive compensation every three years.

Will any other business be conducted at the annual meeting?
The Board of Directors knows of no other business that will be conducted at the meeting. If any other proposal properly comes before the shareholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.
Vote Required to Approve Proposal 1: Election of Directors.
Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by the holders of ViewPoint Financial Group, Inc. common stock. Votes may be cast for or withheld from a nominee. Votes that are withheld and broker non-votes have no effect on the election of the director nominees. Our Board of Directors unanimously recommends that you vote “FOR” the election of management’s director nominees.
Vote Required to Approve Proposal 2: Ratification of the Appointment of Our Independent Registered Public Accounting Firm.
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 requires the affirmative vote of the majority of shares cast, in person or by proxy, at the annual meeting by the holders of ViewPoint Financial Group, Inc. common stock. Abstentions from voting on the proposal will have the same effect as a vote against the proposal. Broker non-votes will have no effect on this proposal. Our Board of Directors unanimously recommends that you vote “FOR” the proposal to ratify Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.
Proposal 3: Shareholder Advisory Vote on Executive Compensation.
Approval of our executive compensation in connection with the advisory vote on executive compensation requires the affirmative vote of a majority of the shares of ViewPoint Financial Group, Inc. common stock outstanding as of the record date. Abstentions and broker non-votes will have the same effect as a vote against the proposal. Our Board of Directors unanimously recommends that you vote “FOR” approval of the compensation of the Company’s executives as disclosed in this proxy statement.
Proposal 4: Shareholder Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation.
The advisory vote on the frequency of holding the advisory vote on executive compensation will be determined by a plurality vote, which means that the frequency option that receives the most affirmative votes of the votes cast is the one that will be deemed approved by the shareholders. Abstentions and broker non-votes will not affect the outcome of this proposal. Our Board of Directors unanimously recommends that you vote “FOR” a frequency of “every three years” in regards to the “say on pay” vote.
STOCK OWNERSHIP
The following table presents information regarding the beneficial ownership of ViewPoint Financial Group, Inc. common stock, as of the April 4, 2011 voting record date, by:
•	Shareholders known by management to beneficially own more than five percent of the outstanding common stock of ViewPoint Financial Group, Inc.;
•	each of our directors and our director nominees for election;
•	each of our executive officers named in the “Summary Compensation Table” appearing in the “Compensation of Executive Officers” section of this proxy statement; and
•	all of the executive officers, directors and director nominees as a group.

The persons named in the following table have sole voting and investment powers for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the footnotes to this table. The address of each of the beneficial owners, except where otherwise indicated, is the same address as that of the Company. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of the Company. Beneficial ownership is determined in accordance with the rules of the SEC. As of April 4, 2011, there were 34,839,491 shares of ViewPoint Financial Group, Inc. common stock outstanding.

			Percent of
			Common
	Beneficial		Stock
Name of Beneficial Owner	Ownership		Outstanding
5% and Greater Shareholders:

Wellington Management Company, LLP	3,455,181	(1)	9.9%
280 Congress Street Boston, MA 02210

Trust for Employee Stock Ownership Plan Portion of ViewPoint Bank 401(k)	2,824,508	(2)	8.1%
Employee Stock Ownership Plan

Columbia Wanger Asset Management, LLC	2,668,869	(3)	7.7%
227 West Monroe Street, Suite 3000 Chicago, IL 60606

Clover Partners, LP, Clover Investments, LLC and Michael C. Mewhinney	1,927,084	(4)	5.5%
100 Crescent Court, Suite 575 Dallas, TX 75201

Directors, Director Nominees and Named Executive Officers:

James B. McCarley, Chairman of the Board/Director Nominee	68,777	(5)	*

Gary D. Basham, Vice Chairman of the Board	62,368	(5) (6)	*

Garold R. Base, Director, President and CEO	227,530	(5) (7)	*

Jack D. Ersman, Director	59,603	(5) (8)	*

Anthony J. LeVecchio, Director	33,740	(5)	*

Karen H. O’Shea, Director/Director Nominee	51,112	(5) (9)	*

V. Keith Sockwell, Director	45,840	(5) (10)	*

Mark E. Hord, EVP, General Counsel and Corporate Secretary	65,374	(5) (7)	*

Pathie E. McKee, EVP, CFO and Treasurer	66,646	(5) (7)	*

James C. Parks, EVP, COO and Chief Information Officer of the Bank	61,035	(5) (7) (11)	*

Rick M. Robertson	28,053	(12)	*

Directors, director nominees and executive officers of the Company as a group (13 persons)	781,078	(13)	2.2%

(1)
As reported by Wellington Management Company, LLP in a Schedule 13G filed with the SEC on February 14, 2011, which reported shared voting and dispositive power with respect to all shares beneficially owned.

(2)
As reported by Trust for Employee Stock Ownership Plan Portion of ViewPoint Bank 401(k) Employee Stock Ownership Plan in a Schedule 13G filed with the SEC on February 14, 2011, which reported shared voting and dispositive power with respect to all shares beneficially owned.

(3)
As reported by Columbia Wanger Asset Management, LLC in a Schedule 13G/A filed with the SEC on February 11, 2011, which reported sole voting power with respect to 2,370,269 shares beneficially owned and sole dispositive power with respect to 2,668,869 shares beneficially owned.

(4)
As reported by Clover Partners, LP, Clover Investments, LLC and Michael C. Mewhinney in a Schedule 13G/A filed with the SEC on February 8, 2011, which reported shared voting and dispositive power with respect to all shares beneficially owned.

(5)
Includes restricted stock awarded to the individual under the 2007 Equity Incentive Plan, over which they have sole voting but no dispositive power, as follows: Mr. McCarley - 10,612 shares; Mr. Basham — 9,094 shares; Mr. Base — 77,984 shares; Mr. Ersman — 9,094 shares; Mr. LeVecchio — 9,094 shares; Ms. O’Shea — 9,094 shares; Mr. Sockwell — 9,094 shares; Mr. Hord - 25,309 shares; Ms. McKee — 25,309 shares; Mr. Parks — 25,309 shares.

(6)	Includes 1,360 shares owned by Mr. Basham’s spouse.

(7)
Includes shares allocated to the individual under the Employee Stock Ownership Plan, over which they have sole voting but no dispositive power, as follows: Mr. Base — 8,569 shares; Mr. Hord — 8,071 shares; Ms. McKee — 7,942 shares; Mr. Parks — 6,821 shares.

(8)	Includes 35,000 shares that are held in a trust for which Mr. Ersman is the trustee and beneficiary.

(9)	Includes 10,771 shares that are owned by Ms. O’Shea’s spouse.

(10)	Includes 18,060 shares that are owned by Mr. Sockwell’s spouse.

(11)	Includes 2,380 shares that are owned by Mr. Parks’s spouse.

(12)	Mr. Robertson resigned from the Bank effective August 28, 2010.

(13)
Includes shares held directly, as well as shares held by and jointly with certain family members, shares held in retirement accounts, shares held by trusts of which the individual or group member is a trustee or substantial beneficiary, or shares held in another fiduciary capacity with respect to which shares the individual or group member may be deemed to have sole or shared voting and/or investment powers. Also includes 10,000 shares owned by a director of ViewPoint Bank but who is not a director of the Company and 1,000 shares owned by Mark L. Williamson, EVP and Chief Credit Officer of the Bank.

PROPOSAL 1 — ELECTION OF DIRECTORS
The Company’s Board of Directors is currently composed of seven members, each of whom is also a director of the Bank. The Bank’s Board of Directors is currently composed of eight members, the seven Company directors and Brian McCall of Plano, Texas, who serves as the eighth director. Approximately one-third of the directors are elected annually. Directors of the Company are elected to serve for a three-year term or until their respective successors are elected and qualified.
The following table sets forth certain information regarding the composition of the Company’s Board of Directors, including each director’s term of office. The Board of Directors, acting on the recommendation of the Nominating Committee, has recommended and approved the nominations of James B. McCarley and Karen H. O’Shea to serve as directors for a term of three years to expire at the annual meeting of shareholders to be held in 2014. There are no arrangements or understandings between the nominees and any other person pursuant to which the nominees were selected.

				Term of
		Position(s) Held in the	Director	Office
Name	Age(1)	Company	Since(2)	Expires
NOMINEES

James B. McCarley	67	Chairman of the Board	1992	2014
Karen H. O’Shea	60	Director	1998	2014

DIRECTORS REMAINING IN OFFICE
Garold R. Base	63	Director, President and CEO	2006	2012
Anthony J. LeVecchio	64	Director	2006	2012
V. Keith Sockwell	68	Director	1987	2012
Gary D. Basham	67	Vice Chairman of the Board	1988	2013
Jack D. Ersman	68	Director	1989	2013

(1)	As of December 31, 2010

(2)	Includes service as a director of ViewPoint Bank and its predecessor entity
Beyond their service with the Company, our directors are accomplished business professionals who have demonstrated a sincere commitment and enthusiasm to the Company and to their communities. To stay abreast of important regulatory changes and financial industry trends, our board members attend multiple bank and financial institution industry conferences and educational programs, generally totaling 20 to 30 hours per year or more. Six of our seven directors have at least 12 years of experience as an executive officer or board member of a financial institution, and the remaining board member has served on the board of three public companies outside of the Company and is our qualified financial expert. The business experience of each director and director nominee for at least the past five years is set forth below.
James B. McCarley. Mr. McCarley has served on the Board of Directors of the Company (including its predecessor entity) since its inception in 2006 and of the Bank (including its predecessor entity) since 1992. He has served as Chairman of the Board since 1999. Mr. McCarley serves as Chairman of the Executive Committee and is also a member of the Compensation, Legislative and Nominating Committees. Since January 1996, Mr. McCarley has served as President of James McCarley Consultants, a governmental affairs consulting company. He served as Executive Director of the Dallas Regional Mobility Coalition (DRMC) on a contract basis from 1996 until his retirement in 2007. DRMC is a voluntary coalition of five counties and 27 cities in the Texas Department of Transportation Dallas District that promotes mobility issues, projects and programs for transportation improvements. During his service with the DRMC, he served as interim Executive Director of the North Texas Tollway Authority, a Regional Tollway Authority comprised of four counties in North Texas. His service there included responsibility for development of tollway facilities through public revenue bond funding for various projects over $2 billion and operation of the Regional Agency. From February 1987 through January 1996, Mr. McCarley served as the Assistant City Manager-Director of Public Safety for the City of Plano, Texas. During a portion of his service with the City of Plano he had oversight of the Finance Department and Tax Department along with Budget Planning. Prior to 1987, Mr. McCarley spent 23 years in law enforcement, including serving nearly 11 years as the Chief of Police for the City of Plano, Texas. Mr. McCarley was also a founding Director Equity investor of the Town and Country Savings and Loan (State Chartered) in McKinney and served on the Loan Committee of that entity prior to its sale to another institution in the early eighties.
With 29 years of combined experience serving on the boards of directors of two different financial institutions, 20 years of senior executive experience with public entities and 14 years as the owner-operator of a successful legislative relations business, Mr. McCarley has a diverse and well-rounded background for his role as Chairman of the Board of Directors. Additionally, his personal and professional relationships with a litany of local, state and federal elected officials, and his extensive network of professional contacts within our business area, have regularly proven to be valuable to the Bank.

Karen H. O’Shea. Ms. O’Shea has served on the Board of Directors of the Company (including its predecessor entity) since its inception in 2006 and of the Bank (including its predecessor entity) since 1998. Ms. O’Shea chairs the Nominating Committee and is also a member of the Audit, Compensation (Co-Chair), Asset Liability Management and Executive Committees. Prior to her retirement in 2008, she was Vice President of Communications and Public Relations for Lennox International Inc., a NYSE-listed manufacturer of heating and air conditioning equipment. During her 25 years at Lennox, Ms. O’Shea’s responsibilities included media relations, corporate communications, investor relations and human resources, including compensation and employee development. Prior to her 25 years at Lennox, she was a teacher, an owner and manager of a retail business, and an editor for a major Texas metropolitan newspaper. She also served on the Board of Directors of Richardson Regional Medical Center for eight years, including a term as Vice-Chairman. Ms. O’Shea’s expertise in corporate communications for a NYSE-listed company and her experience in human resources, employee development and compensation, as well as her experience on the boards of both a large regional medical institution and a publicly-traded financial institution, give her a broad range of experience she draws upon for her service on our board and her assigned committees.
Garold (Gary) R. Base. Mr. Base has served as the President and Chief Executive Officer of the Company (including its predecessor entity) since its inception in 2006 and the Bank (including its predecessor entity) since 1987. He is on the Board of Directors of both institutions and serves as Chairman of ViewPoint Mortgage, the Bank’s wholly owned mortgage banking subsidiary. Additionally, he serves as a charter member of the Federal Reserve Bank of Dallas’s newly established Community Depository Institutions Counsel and has served as a Director of the North Texas Tollway Authority, Trustee of the Plano School District, Member of the Thrift Advisory Board of the Federal Reserve, Advisory Board Member of Fannie Mae, Chairman of the Plano Chamber of Commerce, Board Member of the North Dallas Chamber of Commerce, Chairman of a Texas State Commission, Director of the Texas Bankers Association, member of the Office of Thrift Supervision’s Mutual Savings Association Advisory Committee and in a number of other positions locally and nationally. During his tenure with the Bank, Mr. Base has overseen the Bank’s growth from two locations and $179 million in assets to the $2.9 billion community bank that it is today. Mr. Base’s over 40 years of executive management experience in financial institutions, combined with his drive for innovation and excellence, position him well to serve as a director and as President and Chief Executive Officer of the Company.
Anthony J. LeVecchio. Mr. LeVecchio joined the Board of Directors of the Company (including its predecessor entity) and the Bank in September 2006. Mr. LeVecchio serves as Chairman of the Audit Committee and is also a member of the Compensation, Legislative, Asset Liability Management and Lending Committees. Mr. LeVecchio is President and Principal of The James Group, Inc., a Plano, Texas-based consulting group that focuses on providing executive support to businesses throughout the United States. Prior to founding The James Group, Mr. LeVecchio served as Senior Vice President and Chief Financial Officer of VHA Southwest, Inc., a regional health care system comprised of not-for-profit hospitals in Texas. Before VHA Southwest, Mr. LeVecchio served in various senior financial management capacities with Phillips Information Systems, Exxon Office Systems and Xerox Corporation. Mr. LeVecchio currently serves on the boards of directors of Ascendant Solutions (a privately-owned value-oriented investment firm based in Dallas) and DG Fast Channel (a publicly-traded technology company based in Dallas, Texas). Mr. LeVecchio, who serves as our audit committee financial expert, holds a Bachelor of Economics and an M.B.A. in Finance from Rollins College. His broad experience serving on the boards of publicly-traded companies, together with his expertise and extensive experience in accounting and finance and his sharp focus on the financial efficiency and profitability of the institution, have contributed significantly to our efforts since he joined the Board in 2006.

V. Keith Sockwell. Mr. Sockwell has served on the Board of Directors of the Company (including its predecessor entity) since its inception in 2006 and of the Bank (including its predecessor entity) since 1987. Mr. Sockwell serves as Co-Chairman of the Compensation Committee and is also a member of the Legislative and Nominating Committees and the Board of Directors of ViewPoint Mortgage. He is the President of Cambridge Strategics. Mr. Sockwell retired after 40 years in public education where he served as Deputy Superintendent of the Plano Independent School District and Superintendent of the Northwest Independent School District. He is a member of the Texas Association of School Administrators. He served on the Executive Committees for the Texas School Coalition and the Fast Growth Coalition of Texas Public Schools. Mr. Sockwell’s years of executive management with large public educational organizations provided him extensive experience in budgeting, financial management and human resources that prove valuable in his role as a board member. In addition, his 23 years of service on our Board of Directors gives him an important historical perspective on our business.
Gary D. Basham. Mr. Basham has served on the Board of Directors of the Company (including its predecessor entity) since its inception in 2006 and of the Bank (including its predecessor entity) since 1988. He was named Vice Chairman of the Board in 2005. Mr. Basham serves as Chairman of the Legislative Committee and is also a member of the Audit, Compensation, Executive and Lending Committees. Prior to his retirement in April 2005, Mr. Basham served as the Director of Sales for the Western United States and Mexico for OSRAM Opto Semiconductor, a division of OSRAM Sylvania and a wholly-owned subsidiary of Siemens AG. From November 1990 until November 2002, Mr. Basham served as the Director of Sales for the Southeastern/South Central regions of the United States for Infineon Technologies AG (formerly Siemens Semiconductors). With over 20 years of service on the Board of Directors of the Bank and its predecessor entity, Mr. Basham has a deep knowledge and understanding of the institution’s business, history and market area. Additionally, his five years of financial institution management experience in the collections and retail areas, and his role as a founder of one such institution, give him an additional perspective that has proven valuable to his role as a director.
Jack D. Ersman. Mr. Ersman has served on the Board of Directors of the Company (including its predecessor entity) since its inception in 2006 and of the Bank (including its predecessor entity) since 1989. Mr. Ersman serves as Chairman of the Lending Committee and is also a member of the Audit, Compensation, Executive and Nominating Committees and the Board of Directors of ViewPoint Mortgage. He has been an automobile dealer doing business as Village Motors, located in Sachse, Texas, since 1983. Mr. Ersman also served as a Senior Vice President and Loan Manager of the Bank’s predecessor entity from 1970 to 1989. With 19 years of experience as a senior lending officer and more than 26 years operating a successful business, Mr. Ersman brings a unique perspective to the Board and is well-suited for his role as the Chairman of our Lending Committee.

COMPENSATION OF EXECUTIVE OFFICERS
We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, annual incentives, long-term incentives and broad-based benefits programs.
This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our chief executive officer, chief financial officer and the other three most highly-compensated executive officers, who are collectively referred to as the named executive officers.
The Objectives of our Executive Compensation Program
Our Compensation Committee is responsible for establishing and administering our policies governing the compensation for our named executive officers. The Compensation Committee is composed entirely of independent directors.
Our executive compensation programs are designed to achieve the following objectives:
•	Ensure mutual understanding of key business strategies and goals by participants and Board members;
•	Focus executives on the achievement of annual and long-range results;
•	Promote and build teamwork, aligning team and individual efforts toward accomplishing key business priorities;
•	Reward outstanding short- and long-term performance by providing competitive incentive awards consistent with actual results.
Our Executive Compensation Programs
Overall, our executive compensation programs are designed to be consistent with the objectives and principles set forth above. The basic elements of our executive compensation programs are summarized in the table below, followed by a more detailed discussion of each compensation program.

Element	Characteristics	Purpose

Base salary	Fixed annual cash compensation; all executives are eligible for periodic increases in base salary based on performance; targeted at market pay levels.	Keep our annual compensation competitive with the market for skills and experience necessary to meet the requirements of the executive’s role with us.

Executive Officer Incentive Plan	An incentive plan that provides cash on an annual basis and awards, based on the increased value of the Company’s stock, that vest over a period of time for executives based on the achievement of corporate and individual goals.	Encourage achievement of annual and long-range goals related to profitability and growth and reward exceptional performance, both organizationally and individually.

Element	Characteristics	Purpose

Equity Incentive Plan	This plan is a long-term incentive plan that consists of equity based awards, such as options and restricted stock. Awards are generally subject to forfeiture and limits on transfer until they vest.	This plan was designed to retain key employees, encourage directors and key employees to focus on long-range objectives and to further link the interests of directors and officers directly to the interests of the shareholders.

Retirement Benefits	Tax-deferred 401(k) plan in which all eligible employees can choose to defer compensation for retirement. We provide a matching contribution for eligible employees and employees vest in these contributions with each year of service with full vesting after six years of service.	Provide employees the opportunity to save for their retirement. Account balances are affected by contributions. The 401(k) Plan is described in more detail on page 27 of this report.

	In the 4th quarter of 2006, an ESOP feature was added to the 401(k) plan to create a KSOP. On July 6, 2010, with the completion of the second-step conversion, we used proceeds to fund an additional purchase of stock by the ESOP. Shares of the Company’s stock are allocated to all eligible employees. The ESOP has a five year vesting period.	To reward employees for the success of the Company and to create ownership among the employee population, aiding in recruitment and retention of employees. The ESOP is described in more detail on page 28 of this report.

	The Deferred Compensation Plan is a nonqualified voluntary deferral program that allows executive officers to defer a portion of their annual cash compensation.	Provides a tax-deferred retirement savings alternative. The Deferred Compensation Plan is described in more detail on page 27 of this report.

	The Supplemental Executive Retirement Plan (SERP) is a nonqualified, contributory program. The SERP applies only to the CEO, and allows him to defer all or part of his cash compensation. The Bank also makes a contribution equal to 7% of the CEO’s annual base salary and incentive award.	The SERP supplements the CEO’s retirement benefits. The SERP is described in more detail on page 27 of this report.

	Retired employees are eligible to receive a contribution toward the cost of medical benefits. Upon retirement, the Bank will provide $200 per month toward the eligible participant’s group coverage. Eligibility is determined by age and length of service, and ends when the participant becomes eligible for Medicare.	Provide a benefit to the retired employee to meet the health and welfare needs of the employee.

Element	Characteristics	Purpose

Health & Welfare Benefits	Fixed component. The same/comparable health and welfare benefits (medical, dental, vision, disability insurance and life insurance) are available for all full-time employees.	Provides benefits to meet the health and welfare needs of employees and their families.

Continuation of health and welfare benefits may occur as part of severance upon termination of employment under certain circumstances.

Additional Benefits & Perquisites	CEO only.	Provides for benefit allowance, supplemental life, automobile, home security and spouse travel.

Employment and Change in Control Agreements; Termination Benefits	We have an employment agreement with the CEO and severance agreements with our other named executive officers. The employment agreement and severance agreements provide for payments in the event of an involuntary termination of the officer.	These arrangements are designed to retain executives and provide continuity of management. The employment agreement and severance agreements are described in more detail on pages 25 and 26 of this report.
We consider market pay practices and practices of peer companies in determining the amounts to be paid. Compensation opportunities for our executive officers, including our named executive officers, are designed to be competitive with peer companies.
Determination of Appropriate Pay Levels
Pay Philosophy and Competitive Standing
To attract and retain executives with the ability and the experience necessary to lead us and deliver strong performance to the Bank, we strive to provide a total compensation package that is competitive with total compensation provided by industry peer groups.
Our compensation package consists of three main components: base salary, annual incentive pay and long-term incentives. We target base salaries to be at or near the 50th percentile of our peer group for each position, adjusted for marketplace demands, needs of our organization, an individual’s experience and overall relationship to competitive market data surveys. The annual incentive pay is a cash award, based on our performance compared to company, team and individual goals. The long-term incentives, which were instituted in 2007, are equity based and designed to retain key employees, to encourage directors and key employees to focus on long-range objectives, and to further link the interests of directors and officers directly to the interests of shareholders.

To determine the 2010 total compensation package, the Compensation Committee used our 2008 peer group analysis information which was reviewed and updated, with the assistance of Cardwell Consulting, using the following six criteria: (1) thrifts, regional banks or bank holding companies, (2) similar in size to the Bank ($1.5B to $5B total assets; approximately $2.3B median total assets), (3) upper quartile financial performance, (4) well-capitalized, (5) complete total direct compensation programs for executives, and (6) representative of all major regions across the United States, with an emphasis on organizations headquartered in the central and western United States. Based on this review four institutions, Anchor Bancorp, Cadence Financial Corporation, Fidelity Southern Corporation and Superior Bancorp, were eliminated based on financial performance. Three institutions, Beneficial Mutual Bancorp, Kearny Financial Corporation and Suffolk Bancorp, were added to complete the peer group, all of which are thrift institutions. The selected peer group information was supplemented with published survey information using the 2009/2010 Watson Wyatt Financial Institutions Survey.
The 2011 total compensation package was determined by the Compensation Committee using our 2009 peer group analysis information, which was reviewed and updated with the assistance of Cardwell Consulting. The following selection criteria was utilized: (1) bank holding companies, regional banks and thrifts (in priority order), (2) similar in size to the Company ($1.1B to $9.7B total assets; approximately $2.5B median total assets), (3) well-capitalized, (4) complete total direct compensation programs for executives, and (5) representative of all major regions across the United States, with an emphasis on organizations headquartered in the central and western United States. Based on this review five institutions, Cascade Financial Corporation, Enterprise Financial Services Corporation, First Community Bancshares, Inc., United Western Bancorp, Inc. and Virginia Commerce Bancorp, Inc., were eliminated based on financial performance. Three institutions, First Financial Bankshares, OmniAmerican Bancorp and Prosperity Bancshares were added to complete the peer group. First Financial Bankshares and Prosperity Bancshares are bank holding companies; OmniAmerican Bancorp is a thrift holding company. The selected peer group information was supplemented with published survey information using the 2010/2011 Towers Watson Financial Institutions Survey. The peer company information used for the 2011 compensation package is shown below.

	Year Ended December 31, 2009
	Assets	Market Cap	Revenue
Company Name	($M)	($M)	($M)
Bank Mutual Corporation	3,512	320	100
Beneficial Mutual Bancorp, Inc. (MHC)	4,674	805	154
Camden National Corporation	2,235	250	92
ESB Financial Corporation	1,961	159	42
First Defiance Financial Corp.	2,058	92	94
First Financial Bankshares, Inc.	3,279	1,121	178
IBERIABANK Corporation	9,696	1,116	517
Kearny Financial Corp. (MHC)	2,125	792	55
Lakeland Financial Corporation	2,572	276	103
MetroCorp Bancshares, Inc.	1,590	38	63
OmniAmerican Bancorp, Inc.	1,134	NA	51
Prosperity Bancshares, Inc.	8,850	1,884	367
S.Y. Bancorp, Inc.	1,791	291	89
Southside Bancshares, Inc.	3,024	294	149
Sterling Bancshares, Inc.	4,937	420	228
Suffolk Bancorp	1,694	286	85
Texas Capital Bancshares, Inc.	5,699	501	226
Univest Corporation of Pennsylvania	2,085	289	98

High	9,696	1,884	517
Low	1,134	38	42
Average	3,495	525	149

ViewPoint Financial Group, Inc.	2,380	301	86
We believe our executive compensation packages are reasonable when considering our business strategy, our compensation philosophy and the competitive market pay data.
Base Salary
Our base salary levels reflect a combination of factors, including competitive pay levels relative to peer groups discussed above, the published survey data, the executive’s experience and tenure, our overall annual budget, the executive’s individual performance and level of responsibility. We review salary levels annually to recognize these factors.
As noted above, our compensation philosophy targets base salaries that are consistent with the market for comparable positions. The base salaries of our named executive officers compared to competitive benchmarking at the median of the peer data reflect our philosophy. There were no base pay increases granted to Mr. Base, Ms. McKee, Mr. Hord, Mr. Parks or Mr. Robertson in 2010. Base salaries for 2010 were as follows: Mr. Base — $490,360; Ms. McKee — $216,320; Mr. Hord — $217,625; Mr. Parks — $227,136; and Mr. Robertson — $223,860. Base salaries will increase in 2011 for three of the named executives. Mr. Robertson resigned effective August 28, 2010 to accept the president/chief executive officer position with a community bank in Ohio (refer to the Company’s Current Report on Form 8-K filed with the SEC on August 19, 2010 (File No. 001-34737)). A new executive officer, Mark Williamson, started with the Company on September 16, 2010. Base salaries for 2011 are as follows: Mr. Base — $490,360; Ms. McKee — $237,142; Mr. Hord — $230,100; Mr. Parks — $248,058; and Mr. Williamson — $219,800.

Executive Officer Incentive Plan
In addition to base salaries, we provide the opportunity for our named executive officers and other executives to earn an annual cash incentive award. Our 2010 Incentive Plan consisted of annual cash incentive awards that recognize performance, both organizationally and individually, and encourage achievement of goals related to profitability and growth. Target bonuses for 2010, as a percentage of base salary were: Mr. Base — 50%; other named executive officers — 30%.
As in setting base salaries, we considered a combination of factors in establishing the annual award opportunities for our named executive officers. In general, the Company’s performance targets for the plan were based upon the coming year’s forecast of business activity, interest rates, pricing assumptions, operating assumptions and forecasted net income. Specifically, these annual awards had clearly defined performance measurements that allow the executives to focus on set companywide goals and align executive compensation with key objectives of the Company and its share-holders. In addition, the Compensation Committee had the discretion to adjust awards to participants due to special circumstances. The 2010 annual incentive was comprised of two parts: a corporate portion which was 75% of the total payout, and an individual portion which was 25% of the total payout. For 2010, the following metrics determined the 75% of each participant’s award that was based on corporate goals:
•	Return on average equity
•	Efficiency ratio
•	Loan growth
•	Deposit growth
•	Earnings per share
Additional metrics that determined the remaining 25% of each participant’s corporate goal-based award were tailored to the participants’ particular areas of responsibility.
The individual portion of the participants’ incentive award, that comprised 25% of the annual cash incentive plan award, was determined based on an analysis of the participants’ performance in the following areas:
•	Leadership
•	Implementation
•	Management
•	Organization
•	Relationships
•	Board interaction (Mr. Base only)
The 2010 annual cash incentives were paid in January 2011. As a percent of base salary, the amounts paid were 53% for Mr. Base and 35% to 36% for the other named executives. For the amounts paid under the annual cash incentive plan, please refer to the Summary Compensation Table. The Grants of Plan-Based Awards Table includes the possible payouts under the threshold level, the target level, and the maximum level.
For 2011, the Compensation Committee approved a new Executive Officer Incentive Plan (“EOIP”) requiring that an organizational performance threshold (“OPT”) determined by the Compensation Committee, based on earnings per share, be met before any incentive awards can be earned by the officers. Participation in the EOIP will be approved by the Compensation Committee on an annual basis.

For each participant, 75% of his or her bonus, if any, will be weighted to achievement of corporate goals, with the balance weighted to the individual goals. For 2011, the metrics for the corporate goals will be return on average equity, non-performing assets, efficiency ratio, earnings per share, loan growth and core deposit growth. Criteria for the individual goals will vary according to the level of the officer and the officer’s areas of responsibility. The corporate goals will be determined by the Compensation Committee utilizing financial and operating budget information, with a minimum and maximum performance goal set at 50% and 170%, respectively, of the Board’s budgeted performance goal, and with the target performance goal being between the minimum and maximum performance goals. The payout percentages of base salary for 2011 for the minimum, target and maximum levels of performance are as follows: President/CEO: 25.0%, 50.0% and 85.0%, respectively; and Executive Vice Presidents: 15.0%, 30.0% and 51.0%, respectively.
Each annual incentive award will be paid 50% in cash and 50% in phantom stock, which mirrors the Company’s common stock price. The phantom stock will be paid two years from the grant date of the award based on achievement of the applicable OPTs, each year, over the two year period:
•	If the OPT is achieved both years, the restrictions will lapse and the phantom stock will be earned and paid in cash following the end of the two year period.

•	If the OPT is achieved one year, one-half of the phantom stock will be earned and paid in cash following the end of the two year period.

•	If the OPT is not achieved either year, the phantom stock will be cancelled and not earned.
The Compensation Committee also approved a clawback provision for the EOIP that is applicable to all participants in the EOIP. Under this provision, any payment made under the EOIP which was based upon materially inaccurate financial statements and requires a restatement will be subject to repayment. The repayment, in whole or in part, is at the discretion of the Compensation Committee.
Equity Incentive Plan
In May 2007, shareholders approved the ViewPoint Financial Group 2007 Equity Incentive Plan. The purpose of this plan is to promote the long-term success of the Company and increase shareholder value by attracting and retaining key employees and directors, encouraging directors and key employees, and linking the interests of directors, officers and employees to the interests of the shareholders. The plan allows the Company to grant or award stock options, stock appreciation rights, restricted stock and restricted stock units to directors, advisory directors, officers and other employees of the Company or the Bank.
During 2007, directors and the named executive officers were awarded restricted shares of the Company’s common stock. The number of shares awarded was based on the recommendation of our compensation consultant, Longnecker and Associates, and a review of industry practices. The awards were consistent with Office of Thrift Supervision and plan restrictions. The restricted shares were granted to the directors and named executive officers in 2007 without payment, and are subject to forfeiture and limits on transfer until the shares vest. The restricted shares vest at a rate of 20% per year. The first installment vested on May 22, 2008. Unvested restricted shares are forfeited upon termination of service by the director or named executive officer, except in the event of death, disability, or a change of control of the Company. In the event of death or disability, the vesting of the restricted shares is accelerated to the date of the director’s or officer’s termination of service with the Company. In the event of a change of control of the Company, all unvested restricted shares vest upon the earliest date of the change of control.

The restricted shares are transferable only by will or the laws of descent and distribution. The directors and named executive officers have the right to receive any dividends declared and paid on the restricted shares and are entitled to vote the shares during the restricted period.
Impact of Accounting and Tax Treatments of Compensation
The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit to the executive.
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual non-performance based compensation over $1.0 million paid to their named executive officers. To maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, it is not a policy of the committee that all executive compensation must be tax-deductible. In 2010, all compensation was deductible. The 2007 Equity Incentive Plan approved by shareholders permits the award of stock options, stock appreciation rights and other equity awards that are fully deductible under Code Section 162(m).
With the adoption of ASC 718, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of equity compensation in the future.
Process Used in Determining Compensation
The Compensation Committee approves the annual compensation package of our CEO and other named executive officers. The Compensation Committee annually analyzes our CEO’s performance and determines his base salary and bonus award payout based on its assessment of his performance. Annual performance reviews and any other information that the Compensation Committee may deem relevant are considered by the Compensation Committee when making decisions on setting base salaries and award plan targets and payments for our named executive officers. When making decisions on setting base salary and award plan targets and payments for new named executive officers, the Compensation Committee considers the importance of the position to the Company, the past salary history of the executive officer and future contributions to be made by the executive officer. The Compensation Committee modifies (as appropriate) and approves recommendations of the executive compensation consultants, who are selected by the committee.
Summary Compensation
The following table sets forth information concerning the annual compensation for services provided by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers during the fiscal years ended December 31, 2010, 2009 and 2008. We refer to the officers listed in the table below as the “named executive officers.”

				Non-Equity
				Incentive Plan	All Other
			Stock	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	Awards ($)	($)(2)	($)(3)	Total ($)
Garold R. Base	2010	490,360	—	257,700	119,282	867,342
President and CEO	2009	490,360	—	112,890	134,304	737,554
	2008	478,400	—	245,180	148,408	871,988
Pathie E. McKee	2010	216,320	—	76,151	38,306	330,777
EVP and CFO	2009	216,320	—	37,721	36,974	291,015
	2008	208,000	—	69,732	47,224	324,956
Mark E. Hord	2010	217,625	—	78,141	38,705	334,471
EVP and General Counsel	2009	217,625	—	36,520	37,383	291,528
	2008	212,318	—	85,989	48,186	346,493
James C. Parks	2010	227,136	—	81,556	40,017	348,709
EVP, COO and Chief	2009	227,136	—	41,310	38,499	306,945
Information Officer of ViewPoint Bank	2008	218,400	—	79,607	47,713	345,720
Rick M. Robertson	2010	157,779	—	—	12,495	170,274
EVP and Chief	2009	223,860	—	44,492	38,319	306,671
Banking Officer of ViewPoint Bank (1)	2008	218,400	—	73,710	49,140	341,250

(1)	Mr. Robertson resigned from the Bank effective August 28, 2010.

(2)	Represents incentive award amounts awarded for performance under the EOIP. The awards were approved by the Compensation Committee and were paid following the end of the fiscal year.

(3)	The amounts reported for 2010 consist of the following:

	Garold R.	Pathie E.	Mark E.	James C.	Rick M.
	Base	McKee	Hord	Parks	Robertson
Benefit Type
401(k) Matching	$12,250	$11,010	$11,121	$11,551	$8,271
SERP Contribution	42,228	—	—	—	—
ESOP Allocation	24,839	22,360	22,594	23,230	—
Excess Life Insurance Premiums	2,168	—	—	—	—
Dividends paid on restricted stock	14,594	4,736	4,736	4,736	3,724
Bank Owned Life Insurance (a)	1,454	200	253	500	500
Perquisites and Other Personal Benefits:
Benefit Allowance (b)	20,000	—	—	—	—
Other (c)	1,750	—	—	—	—

Total	119,282	38,306	38,705	40,017	12,495

(a)
In September 2007, we purchased Bank Owned Life Insurance (BOLI). Amounts represent insurance premiums paid on the death benefit portion of the BOLI. Under the terms of the BOLI, each insured employee was provided the opportunity to designate a beneficiary to receive a death benefit equal to two times the insured employee’s base salary on the date of purchase if the insured dies while employed at the Bank.

(b)	Under the terms of Mr. Base’s employment agreement, he receives an annual allowance to be used for automobile expenses, professional fees and dues, and as he may otherwise determine.

(c)	This amount includes monthly home security services, accrued vacation payable and spouse travel.

Grants of Plan-Based Awards
The following table provides information concerning annual EOIP awards made to named executive officers in 2010.

		Estimated Possible Payouts Under Non-
		Equity Incentive Plan Awards (1)
Name	Plan Name	Threshold ($)	Target ($)	Maximum ($)
Garold R. Base	Annual Cash Incentive Plan	122,590	245,180	490,360
Pathie E. McKee	Annual Cash Incentive Plan	32,448	64,896	129,792
Mark E. Hord	Annual Cash Incentive Plan	32,644	65,287	130,575
James C. Parks	Annual Cash Incentive Plan	34,070	68,141	136,282
Rick M. Robertson	Annual Cash Incentive Plan	33,579	67,158	134,316

(1)
For each named executive officer, represents the threshold, target and maximum amounts that were potentially payable for the year ended December 31, 2010 under the Company’s EOIP if all performance criteria met the required level. If some, but not all, performance criteria met or exceeded the threshold level, a pro rata portion of the incentive award could still be earned. The actual amounts earned under these awards for fiscal 2010 are reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan compensation” column. For additional information regarding the EOIP, see “Compensation Discussion and Analysis — Equity Officer Incentive Plan.”

The material terms of the EOIP are discussed above under “Compensation Discussion and Analysis.” The material terms of Mr. Base’s employment agreement, the severance agreements with the other named executive officers, and our other material compensation plans and arrangements are discussed in detail under “Description of Our Material Compensation Plans and Arrangements” below.
Outstanding Equity Awards at Fiscal Year-End
The following table provides information concerning outstanding restricted stock awards held by named executive officers as of December 31, 2010. No other equity awards were held by the named executive officers at December 31, 2010.

	Stock Awards
	Number of Shares or Units of Stock	Market Value of Shares or Units of
Name	That Have Not Vested (#) (1)	Stock That Have Not Vested ($) (2)
Garold R. Base	77,984	911,633
Pathie E. McKee	25,309	295,862
Mark E. Hord	25,309	295,862
James C. Parks	25,309	295,862
Rick M. Robertson	Cancelled upon departure	—

(1)	The remaining shares vest equally on May 22 over the next two years.

(2)	The market value of the shares of restricted stock is based on the closing price of $11.69 per share of the Company’s common stock on December 31, 2010.

Option Exercises and Stock Vested
The following table provides information concerning the restricted stock awards that vested during 2010 with respect to the named executive officers. There were no options outstanding to named executive officers during 2010.

	Stock Awards
	Number of Shares Acquired on	Value Realized on
Name	Vesting (#)	Vesting ($)(1)
Garold R. Base	38,992	441,389
Pathie E. McKee	12,655	143,255
Mark E. Hord	12,655	143,255
James C. Parks	12,655	143,255
Rick M. Robertson	12,655	143,255

(1)	The value of the vested shares of restricted stock is based on the closing price of $11.32 per share of the Company’s common stock on May 22, 2010, the date the shares vested.
Non-qualified Deferred Compensation
The following table sets forth information about the non-qualified deferred compensation activity for the named executive officers during 2010.

		Executive	Company’s	Aggregate	Aggregate	Aggregate
		Contributions	Contributions in	Earnings in	Withdrawals/	Balance at Last
Name	Plan	in Last FY ($)	Last FY ($)(1)	Last FY ($)(2)	Distributions ($)	FYE ($)(3)
Garold R. Base	Supplemental Executive Retirement Plan	—	42,228	39,597	—	1,162,544
	Deferred Compensation Plan	—	—	45,953	—	453,229
Pathie E. McKee	Deferred Compensation Plan	—	—	7,147	—	45,890

(1)	These amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

(2)	Earnings in this column are not included in the Summary Compensation Table because they were not preferential or above market.

(3)	The aggregate amount previously reported as compensation to Mr. Base in the Summary Compensation Table for previous years is $143,313.
See the discussion under “Description of Our Material Compensation Plans and Arrangements - Supplemental Executive Retirement Plan” and “Deferred Compensation Plan” for additional information regarding our non-qualified deferred compensation arrangements.
Potential Post-Termination Payments and Benefits
The following table summarizes the value of the termination payments and benefits that Mr. Base would have received if his employment had been terminated by the Board of Directors on December 31, 2010 under the circumstances shown. The Board of Directors can terminate Mr. Base’s employment at any time. Under Mr. Base’s employment contracts, his employment shall be deemed to have been terminated if he resigns following (i) relocation of his principal workplace outside a radius of 50 miles from the Bank’s main office; (ii) a reduction in his responsibilities and authorities; (iii) a demotion from the position of President and Chief Executive Officer; or (iv) a material reduction in his compensation and benefits except as part of an overall program applied to all members of the Bank’s senior management.

The table excludes (i) amounts accrued through December 31, 2010 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and non-equity incentive plan award amounts, (ii) contracts, agreements, plans and arrangements that do not discriminate in scope, terms or operation, in favor of our executive officers, and that are available generally to all salaried employees, such as vested account balances under our 401(k) and employee stock ownership plan, and certain health and welfare benefits, and (iii) vested account balances under our non-qualified deferred compensation plans, as explained under “Description of our Material Compensation Plans and Arrangements — Deferred Compensation Plan.”

Garold R. Base
							Involuntary or	Involuntary or
							Good Reason	Good Reason
							termination (not	termination (in
							in connection	connection with
	Retirement		Death		Disability		with change in	change in control)
Benefit	($)		($)		($)		control) ($)	($)
Employment Contract (1)
Base Salary	—		—		—		490,360	490,360
Benefits Allowance (2)	—		—		—		20,000	20,000
Continued Employer Contributions under Defined Contribution Plans (3)	—		—		—		46,575	46,575
Additional Life Insurance	—		—	(4)	—	(5)	2,168	2,168
Accrued Vacation Pay (6)	169,740		169,740		169,740		169,740	169,740
Restricted Stock Award (7)	—	(9)	911,633		911,633		911,633	911,633
BOLI (8)	—		920,000		—		—	—

(1)
Reflects the amounts payable to or on behalf of Mr. Base over the liquidated damages period (except for the accrued vacation pay) contained in his employment agreement, which would have been one year at December 31, 2010. These amounts are subject to offset for income earned from providing services to another company during the period. All benefits would terminate upon Mr. Base’s death. All payments are subject to Mr. Base’s execution of a general release of claims against the Bank and compliance with a non-compete agreement for a period of 18 months from the termination of his employment agreement.

(2)	Reflects Mr. Base’s allowance to cover expenses related to his automobile, professional fees and dues, and such other expenses as he may determine.

(3)
Reflects the matching contribution under the Bank’s 401(k) plan ($12,250 annually) and Mr. Base’s Supplemental Executive Retirement Agreement ($34,325 annually, 7% of salary). Contributions shall be paid to Mr. Base as if he had continued in service during the liquidated damages period at his existing annual base salary and he made the maximum amount of employee contributions, if any, required or permitted under such plans.

(4)
The Bank provides and pays the premiums for a term life insurance policy in the amount of $750,000 for Mr. Base. In the event of Mr. Base’s death, his designated beneficiaries would be entitled to the insurance proceeds.

(5)
If Mr. Base becomes permanently disabled as defined in the Bank’s disability plan (which is available to all employees of the Bank on a non-discriminatory basis), he shall be entitled to receive the benefits available under that plan.

(6)
Mr. Base has accrued 90 days of unused vacation that will be paid to him upon his termination of employment with the Bank for any reason. The amount is calculated using Mr. Base’s base salary at the date of his termination. The amount Mr. Base is eligible to receive is capped at 90 days.

(7)	Represents the value of the executive’s restricted shares of the Company’s common stock based on a closing price of $11.69 per share on December 31, 2010.

(8)
Represents the death benefit portion of BOLI paid to a designated beneficiary if the insured dies while employed at the Bank. The amount is calculated at two times the employee’s base salary at the time BOLI was purchased in September 2007.

(9)	Assumes retirement from both President and Chief Executive Officer position and member of the Board of Directors.

The following table summarizes the value of the termination payments and benefits that the named executive officers, other than Mr. Base, would have received if their employment had been terminated on December 31, 2010, under the circumstances shown.

				Involuntary or	Involuntary or
				Good Reason	Good Reason
				termination (not	termination (in
				in connection	connection with
	Retirement	Death	Disability	with change in	change in control)
Benefit	($)	($)	($)	control) ($)	($)
Pathie E. McKee
Salary Continuance (1)	—	—	—	216,320	216,320
Restricted stock award (2)	—	295,862	295,862	—	295,862
BOLI (3)	—	400,000	—	—	—
Mark E. Hord
Salary Continuance (1)	—	—	—	217,625	217,625
Restricted stock award (2)	—	295,862	295,862	—	295,862
BOLI (3)	—	408,304	—	—	—
James C. Parks
Salary Continuance (1)	—	—	—	227,136	227,136
Restricted stock award (2)	—	295,862	295,862	—	295,862
BOLI (3)	—	420,000	—	—	—

(1)
The severance agreements are discussed in more detail under the caption “Description of Our Material Compensation Plans and Arrangements-Salary Continuance Agreements with Named Executive Officers” below.

(2)	Represents the value of the executive’s restricted shares of the Company’s common stock based on a closing price of $11.69 per share on December 31, 2010.

(3)
Represents the death benefit portion of BOLI paid to a designated beneficiary if the insured dies while employed at the Bank. The amount is calculated at two times the employee’s base salary at the time BOLI was purchased in September 2007.

Description of Our Material Compensation Plans and Arrangements
General. We currently provide health and welfare benefits to our employees, including hospitalization, comprehensive medical insurance, and life and long-term disability insurance, subject to certain deductibles and co-payments by employees. We also provide certain retirement benefits. See Notes 15 and 16 of the Notes to Consolidated Financial Statements under Part II, Item 8 of the Annual Report on Form 10-K.
Employment Agreements with Garold R. Base. The Bank and the Company each have an employment agreement with Mr. Base. These agreements had an original three-year term, with annual one-year extensions subject to approval by the Board of Directors. The current term of the agreements extend to December 31, 2011. There is no duplication of salary or benefits by the Bank and the Company. The amount of annual base salary is to be reviewed by the Board of Directors each year. Mr. Base is also entitled under the employment agreements to: an annual incentive award determined under the EOIP; participation in any stock-based compensation plans; a term life insurance policy in an amount of $750,000; an executive benefits allowance of $20,000 per year and related fees and expenses approved by the Board of Directors; a security system for his home and monthly service for the system; an annual medical examination; a supplemental executive retirement plan approved by the Board of Directors; and participation in any other retirement plans, group insurance and other benefits provided to full-time Bank employees generally and in which executive officers participate. Mr. Base also is entitled to expense reimbursement, professional and educational dues, expenses for programs related to Bank operations, including travel costs for himself and for his spouse if she accompanies him, and, at the time his employment terminates for any reason, payment at the current rate of base salary for 90 days accrued vacation.
Under the employment agreements, if Mr. Base’s employment is terminated for any reason other than cause, death, retirement, or disability, or if he resigns following certain events such as relocation or demotion, he will be entitled to liquidated damages during the term of the agreement then remaining. The liquidated damages consist of continued payments of base salary, continued insurance coverage, continued eligibility under benefit programs for former officers and employees, and payments equal to amounts that the employer would have contributed under qualified and non-qualified retirement plans if he had been employed during the remainder of the term of the agreement. The liquidated damages would be subject to mitigation.

The employment agreements include an agreement not to compete with the Bank and the Company with regard to the delivery of financial services for a period of 18 months following termination of employment. The value of compensation and benefits payable under the agreements is capped so as to prevent imposition of the golden parachute sanctions under Sections 280G and 4999 of the Internal Revenue Code.
Salary Continuance Agreements with Named Executive Officers. On January 1, 2009, Ms. McKee, Mr. Hord, Mr. Parks and Mr. Robertson had each entered into a change in control agreement with the Bank. The change in control agreements for these officers provide that the Bank will pay to the officer an amount equal to 18 months of the employee’s current salary if the employee suffers involuntary termination of employment in connection with or within 12 months after a change in control. These agreements terminated on December 31, 2009.
On February 25, 2010, the Bank entered into severance agreements with Ms. McKee, Mr. Hord, Mr. Parks and Mr. Robertson. The agreements were for a one year term. Mr. Robertson resigned effective August 28, 2010. As of January 2011, new one year severance agreements were entered into with Ms. McKee, Mr. Hord, Mr. Parks, and Mr. Williamson, a new executive officer. On the first anniversary of the effective date, and on each anniversary thereafter, the term of the agreement will be extended for a period of one year, provided that within the 90-day period prior to such anniversary, the Compensation Committee of the Board explicitly reviews and approves the extension. Under the terms of these severance agreements, for a period of one year following the executive’s involuntary termination of employment, the Bank will (i) continue to pay the executive’s base salary, as in effect on the termination date and (ii) provide to the executive, at the Bank’s expense, the hospitalization, medical, dental, prescription drug and other health benefits required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time. The executive also shall be provided with reasonable outplacement services following an involuntary termination.
An involuntary termination means the termination of the executive’s employment (i) by the Bank, without the executive’s express written consent; or (ii) by the executive by reason of a material diminution of or interference with the executive’s duties, responsibilities or benefits, including any of the following actions unless consented to in writing by the executive: (1) a requirement that the executive be based at any place other than Plano, Texas, or within a radius of 35 miles from the location of the Bank’s administrative offices; (2) a material demotion; (3) a material reduction in the number or seniority of personnel reporting to the executive other than as part of a Bank-wide reduction in staff; and (4) a reduction in the executive’s salary, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank. Involuntary termination does not include termination for cause, retirement, death, disability, or suspension or temporary or permanent prohibition from participation in the conduct of the Bank’s affairs under Section 8 of the Federal Deposit Insurance Act.
The severance payments are subject to the executive executing a general release. Amounts received by an executive with respect to services performed by the executive for others during the one year period following termination shall reduce the amounts payable by the Bank under the terms of the severance agreement.

Supplemental Executive Retirement Plan. We maintain a supplemental executive retirement plan for the purpose of retaining the services of Mr. Base as Chief Executive Officer. The supplemental executive retirement plan is a defined contribution based plan that allows Mr. Base to defer all or part of his compensation, including performance-based compensation, until his separation from service from the Bank. In addition, the Bank makes a contribution to the plan equal to 7% of Mr. Base’s annual base salary and annual cash incentive plan award, payable in quarterly installments. All funds deferred by Mr. Base or contributed by the Bank under the plan are deposited into a brokerage account owned by the Bank, but over which Mr. Base controls investment decisions. Mr. Base is always 100% vested in his own compensation deferrals and the earnings thereon. The extent to which he is vested in that portion of plan assets attributable to the Bank contributions depends on the year in which he terminates service, with full vesting occurring on or after January 1, 2011. Mr. Base, however, will fully vest in that portion of the plan attributable to the Bank’s contributions if he is actively employed by the Bank and there occurs: a change in control involving the Bank, his death or disability, his involuntary termination of employment, his attainment of age 63 prior to separating from service with the Bank, or termination of the plan. Payment of plan benefits will be made in three installments over 18 months, except in the case of a change in control or Mr. Base’s death, in which case payment will be made in a lump sum. Payments may also be made on account of hardship. If after his separation from service with the Bank, Mr. Base violates the non-competition requirements of his employment contract (described below), then he will forfeit any remaining payments due him. As of January 1, 2011, Mr. Base was 100% vested in the contributions and earnings accrued under the supplemental executive retirement plan.
Deferred Compensation Plan. We also maintain a non-qualified deferred compensation plan that allows selected management and highly compensated employees and directors to defer a portion of their current base salary, annual cash incentive plan award, or director’s compensation into the plan until his or her termination of service, disability or a change in control. There is no limit regarding how much of a participant’s compensation may be deferred. All funds deferred by participants are deposited into a brokerage account owned by the Bank, but each participant controls the investment decision with respect to his or her account. All participants are 100% vested in their deferrals and the earnings thereon. A participant may elect to receive his or her account on a specified date that is at least five years from when the deferral amount is contributed to the plan, or to have his or her account distributed upon either the earlier or later of the specified payout date or the participant’s termination of service. All distributions under the plan can be made in a cash lump sum equal to the value of the participant’s deferred compensation plan account at the time of distribution or in annual payments. Payments may also be made on account of an unforeseeable financial emergency.
401(k) Plan. We offer a qualified, tax-exempt savings plan to our employees with a cash or deferred feature qualifying under Section 401(k) of the Code (the “401(k) Plan”). All employees who have attained age 18 are eligible to make 401(k) contributions. Eligible employees are also entitled to matching contributions, if any, after they have completed 12 months of continuous employment during which they worked at least 1,000 hours.
Participants are permitted to make contributions to the 401(k) Plan of up to 75% of their annual salary, up to a maximum of $16,500. In addition, participants who have attained age 50 may defer an additional $5,500 annually as a 401(k) “catch-up” contribution. During 2010, we matched eligible 401(k) contributions (other than catch-up contributions) in an amount equal to 100% of the participant’s 401(k) deferrals for the year up to 5% of the participant’s salary. The plan allows for a discretionary profit sharing contribution; however with the implementation of the employee stock ownership plan in 2006, no profit sharing contributions are currently paid. All 401(k) deferrals made by participants are pre-tax contributions, and those deferrals and earnings thereon are immediately vested. Matching contributions and earnings thereon vest at 20% per year, beginning with the second year of service. In the event of retirement at age 65 or older, permanent disability or death, however, a participant will automatically become 100% vested in all matching and profit sharing contributions and earnings thereon.
Participants may invest amounts contributed by them, as well as the employer matching and profit sharing contributions, in one or more investment options available under the 401(k) Plan. Changes in investment directions among the funds are permitted on a periodic basis pursuant to procedures established by the plan administrator. Participants are permitted to borrow against their account balance in the 401(k) Plan.

Employee Stock Ownership Plan. In 2006, we adopted an employee stock ownership plan (the “ESOP”) for employees of the Company and the Bank, as part of the 401(k) Plan. (The following description pertains only to the employee stock ownership portion of the combined plan.)
As part of our reorganization to the stock form and initial public offering in 2006, the ESOP borrowed funds from the Company to purchase shares of common stock of the Company. After the 2010 Conversion and stock offering, the unearned shares held by the ESOP were revised to reflect the 1.4:1 exchange ratio on publicly traded shares. Additionally, in connection with the 2010 Conversion and stock offering, the ESOP purchased shares of common stock with proceeds from a 30 year note. Shares purchased by the ESOP with the proceeds of the loan are held in a suspense account and released to participants’ accounts as debt service payments are made. Shares released are allocated to each eligible participant’s ESOP account based on the ratio of each participant’s eligible compensation to the total eligible compensation of all participants. An employee is eligible for an employee stock ownership allocation if he is credited with 1,000 or more service hours during the plan year, and either is actually employed on the last day of the plan year or has attained age 65. Forfeitures are reallocated among remaining participating employees in the same manner as an employee contribution. The account balances of participants vest at a rate of 20% for each year of service, beginning with the first year of service. Credit for eligibility and vesting is given for years of service with the Bank (and its predecessor organization) prior to adoption of the ESOP. In the case of a “change in control,” which triggers termination of the plan, participants immediately will become fully vested in their account balances. Benefits are payable upon retirement or other separation from service, or upon termination of the plan.

COMPENSATION OF DIRECTORS
Non-Employee Director Compensation
The following table sets forth a summary of the compensation paid to the Company’s non-employee directors during 2010:

	Fees Earned
	or Paid in Cash		All Other
Name	($)(1)	Stock Awards ($)	Compensation ($)(2)	Total ($)
Current Directors
Gary D. Basham	73,000	—	1,795	74,795
Jack D. Ersman	76,750	—	1,804	78,554
Anthony J. LeVecchio	76,000	—	1,772	77,772
James B. McCarley	76,500	—	2,079	78,579
Karen H. O’Shea	64,250	—	1,754	66,004
V. Keith Sockwell	50,750	—	1,804	52,554

(1)	Directors may defer all or any part of their directors’ fees, which pursuant to the non-qualified deferred compensation plan are invested in independent third-party mutual funds.

(2)	All other compensation for the current board members includes dividends paid on restricted stock and premium on BOLI insurance.
ViewPoint Bank is the wholly-owned operating subsidiary of ViewPoint Financial Group, Inc. The composition of the Board of Directors of ViewPoint Bank is the same as ViewPoint Financial Group, Inc. with the exception of one additional board member. The directors of ViewPoint Financial Group, Inc. are not compensated for their service on this board.
Each non-employee director receives (i) a $20,000 annual retainer; (ii) $1,000 per board meeting attended and (iii) $750 per committee meeting attended. In addition, the Chairman of the Board receives an additional $20,000 per year, the Audit Committee Chair receives an additional $7,500 per year and the Compensation Committee Co-chairs received an additional $2,500 each per year for the additional responsibilities associated with these positions. These same retainers and fees are projected for 2011. Directors may elect to defer receipt of all or any part of their directors’ fees pursuant to a non-qualified deferred compensation plan. These deferred fees are invested in third party mutual funds. We also pay premiums for a life insurance policy and accidental death and dismemberment policy for the benefit of each non-employee director. If the director leaves the service of the Company for any reason other than death, all rights to any such benefit cease.
Directors are provided or reimbursed for travel and lodging (including for spouse) and are reimbursed for other customary out-of-pocket expenses incurred in attending out-of-town board and committee meetings, as well as industry conferences and continuing education seminars. We also pay the premiums on directors’ and officers’ liability insurance. Under the terms of the Bank Owned Life Insurance, each director was provided a death benefit of $40,000 if the insured dies while a director at the Bank.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement with management. Based on the Compensation Committee’s review of and discussion with management with respect to the CD&A, the Compensation Committee has recommended to the Board of Directors of the Company that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.
The foregoing report is provided by the Compensation Committee of the Board of Directors:

Gary D. Basham
Jack D. Ersman
Anthony J. LeVecchio
James B. McCarley
Karen H. O’Shea (Co-chair)
V. Keith Sockwell (Co-chair)
CORPORATE GOVERNANCE
Director Independence
The Board of Directors of the Company has determined that all of its directors, with the exception of Garold R. Base, the Company’s President and Chief Executive Officer, are “independent directors,” as that term is defined by applicable listing standards of the Marketplace Rules of the NASDAQ Global Select Market and by the Securities and Exchange Commission. These independent directors are Gary D. Basham, Jack D. Ersman, Anthony J. LeVecchio, James B. McCarley, Karen H. O’Shea and V. Keith Sockwell.
Board Leadership Structure. The Board has placed the responsibilities of Chairman with an independent nonexecutive member of the Board which we believe provides better accountability between the Board and our management team. We believe it is beneficial to have an independent Chairman whose sole responsibility to us is leading our Board members as they provide leadership to our executive team. Our Chairman is responsible for providing leadership to the Board and facilitating communication among the directors; setting the Board meeting agendas in consultation with the President and CEO; and presiding at Board meetings, executive sessions and shareholder meetings. This delineation of duties allows the President and CEO to focus his attention on managing the day-to-day business of the Company. We believe this structure provides strong leadership for our Board, while positioning our President and CEO as the leader of the company in the eyes of our customers, employees and other stakeholders. Executive sessions of the non-management directors without management in attendance are provided for at each regularly scheduled Board meeting and are chaired by our non-executive Chairman of the Board.
Board Role in Risk Oversight. The Board of Directors is responsible for consideration and oversight of risks facing the Company and is responsible for ensuring that material risks are identified and managed appropriately. The Audit Committee meets quarterly with management in order to review our major financial risk exposures and the steps management is taking to monitor and control such exposures. Directors also serve on various committees that focus on major areas of risk in the Company that include but are not limited to loans, investments, technology and compensation. Directors discuss risk and risk mitigation strategies with management within these committees. All risk oversight discussions are included in committee reports to the full Board of Directors.

Board Meetings and Committees
Meetings of the Company’s Board of Directors are generally held on a quarterly basis with additional meetings scheduled as the need arises. The membership of the Bank’s Board of Directors is identical to the Company’s Board of Directors, with the exception of Brian McCall, who serves as a Director for the Bank but does not serve as a Director of the Company. Meetings of the Bank’s Board of Directors are generally held on a monthly basis. For the fiscal year ended December 31, 2010, the Board of Directors of the Company held seven meetings and the Board of Directors of the Bank held 12 regular meetings and seven special meetings. During fiscal year 2010, no incumbent director attended fewer than 75% in the aggregate of the total number of meetings of each Board and the total number of meetings held by the committees of each Board on which committees he or she served.
The Board of Directors of the Company has four standing committees: Executive, Compensation, Audit and Nominating. Information regarding the functions of the Board’s committees, their present membership and the number of meetings held by each committee for the year ended December 31, 2010, is set forth below:
Executive Committee. The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the Board of Directors on all matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act. The current members of the Executive Committee are James McCarley (Chair), Gary Basham, Jack Ersman and Karen O’Shea. During 2010, this committee held 12 meetings.
Compensation Committee. The Compensation Committee operates under a formal written charter adopted by the Board of Directors. The Compensation Committee is responsible for (i) determining and evaluating the compensation of the Chief Executive Officer and other executive officers and key employees, (ii) reviewing and monitoring existing compensation plans, policies and programs and recommending changes to the goals and objectives of these plans, policies and programs to the entire Board, and (iii) reviewing and recommending new compensation plans, policies and programs. See also “Compensation Discussion and Analysis — Determination of Appropriate Pay Levels.”
During 2010, Directors Sockwell (Co-Chair), O’Shea (Co-Chair), Basham, Ersman, LeVecchio and McCarley were members of the Compensation Committee. In 2010, the Compensation Committee held seven meetings.
Audit Committee. The Audit Committee operates under a formal written charter adopted by the Board of Directors. The Audit Committee is appointed by the Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of our consolidated financial statements, our financial reporting processes, our systems of internal accounting and financial controls, our compliance with legal and regulatory requirements, the annual independent audit of our consolidated financial statements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors and any other areas of potential financial risk to the Company specified by its Board of Directors. The Audit Committee also is responsible for the appointment, retention and oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors.
The current members of the Audit Committee are Anthony LeVecchio (Chair), Gary Basham, Jack Ersman and Karen O’Shea. All members of the Audit Committee, in addition to being independent as defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules, (i) meet the criteria for independence set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934 and (ii) are able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement. Additionally, Anthony LeVecchio has had past employment experience in finance or accounting and/or requisite professional certification in accounting that results in his financial expertise. The Board of Directors has determined that Mr. LeVecchio meets the requirements adopted by the SEC for qualification as an “audit committee financial expert.” During 2010, the Audit Committee held four meetings.

Nominating Committee. The Nominating Committee operates under a formal written charter adopted by the Board of Directors. The Nominating Committee is responsible for identifying and recommending director candidates to serve on the Board of Directors. Final approval of director nominees is determined by the full Board, based on the recommendations of the Nominating Committee. The nominees for election at the meeting identified in this proxy statement were recommended to the Board by the Nominating Committee. The Nominating Committee has the following responsibilities under its charter:
(i)	Recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;
(ii)
Recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company’s charter and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable organizations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to the Company’s communities and shared values, as well as overall experience in the context of the needs of the Board as a whole;

(iii)
Review nominations submitted by shareholders that comply with the requirements of the Company’s charter and bylaws. Nominations from shareholders will be considered and evaluated using the same criteria as all other nominations;

(iv)	Annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary; and
(v)	Perform any other duties or responsibilities expressly delegated to the Committee by the Board.
Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of directors who complies with the notice procedures. Pursuant to the Company’s bylaws, nominations for directors by shareholders must be made in writing and received by the Secretary of the Company at the Company’s principal executive offices no earlier than 120 days prior to the meeting date and no later than 90 days prior to the meeting date. If, however, less than 100 days’ notice or public announcement of the date of the meeting is given or made to shareholders, nominations must be received by the Company not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or otherwise transmitted or the day on which public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Company’s bylaws.
The current members of the Nominating Committee are Karen O’Shea (Chair), Jack Ersman, James McCarley and Keith Sockwell. During 2010, the Nominating Committee met twice.

Committee Charters. The full responsibilities of the Audit, Compensation and Nominating Committees are set forth in their charters, which are posted in the Committee Charting section of our website at www.viewpointfinancialgroup.com.
Code of Business Conduct and Ethics
We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions, and to all of our other employees and our directors. A copy of our code of ethics is available on our Internet website address, www.viewpointfinancialgroup.com.
Shareholder Communications with Directors
Any shareholder desiring to communicate with the Board of Directors, or one or more specific members thereof, should communicate in writing addressed to Mark E. Hord, General Counsel, ViewPoint Financial Group, Inc., 1309 West 15th Street, Plano, Texas, 75075, who will promptly forward all such communication to each director.
Board Member Attendance at Annual Shareholder Meetings
Although the Company does not have a formal policy regarding director attendance at annual shareholder meetings, directors are expected to attend these meetings absent extenuating circumstances. All of our directors were in attendance at last year’s annual shareholder meeting.
AUDIT AND RELATED FEES
On October 6, 2009, upon the approval of the Audit Committee, we notified Crowe Horwath LLP that it would be dismissed as the Company’s independent registered public accounting firm after completion of the audit of our financial statements for the year ending December 31, 2009. In connection with the March 4, 2010 filing of the Company’s Annual Report on Form 10-K for 2009, Crowe Horwath LLP completed its procedures regarding the Company’s financial statements as of and for the year ended December 31, 2009 and thereby completed its services as our independent registered public accounting firm, except for the services it was specifically engaged to perform in connection with the preparation of our 2010 proxy statement/prospectus. Crowe Horwath LLP’s audit reports on the Company’s financial statements for the periods ended December 31, 2009 and 2008, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the years ended December 31, 2008 and December 31, 2009, and through the subsequent interim period, (i) there were no disagreements with Crowe Horwath LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to Crowe Horwath LLP’s satisfaction, would have caused it to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim period, and (ii) there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.
On October 6, 2009, the Audit Committee of the Company engaged Ernst & Young LLP as its principal independent registered public accounting firm for the year ending December 31, 2010. During the years ended December 31, 2008 and December 31, 2009, and through the subsequent interim period, neither the Company nor anyone acting on behalf of the Company consulted Ernst & Young LLP regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company’s financial statements, (iii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iv) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

For the fiscal year ended December 31, 2010, Ernst & Young LLP provided audit services to the Company. For the fiscal year ended December 31, 2009, Crowe Horwath LLP provided various audit, audit related and other services to the Company. Set forth below are the aggregate fees billed for these services:
(a)
Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements, the Company’s retirement and stock ownership benefit plans, procedures related to securities filings on public equity offering and review of the quarterly consolidated financial statements, proxy statement and internal controls for the fiscal year ended December 31, 2010 was $357,120. The aggregate fees billed by Crowe Horwath LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements and review of the quarterly consolidated financial statements, proxy statement, and internal controls for the fiscal year ended December 31, 2009 was $275,000.

(b)
Audit Related Fees. The aggregate fees billed by Ernst & Young LLP for the Company’s financial statements for the U.S. Department of Housing and Urban Development for the year ended December 31, 2010 was $50,000. The aggregate fees billed by Crowe Horwath LLP for assurance and related services related to the Company’s Annual Report on Form 10-K, the Company’s retirement and stock ownership benefit plans and the Company’s financial statements for the U.S. Department of Housing and Urban Development for the year ended December 31, 2009 was $52,500.

(c)	Tax Fees. No fees were billed by Ernst & Young LLP or Crowe Horwath LLP for tax services for the years ended December 31, 2010 and 2009.
(d)
All Other Fees. No fees were billed by Ernst & Young LLP for professional services rendered for services or products other than those listed under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” for the fiscal year ended December 31, 2010. The aggregate fees billed by Crowe Horwath LLP for professional services rendered for services or products other than those listed under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” for the fiscal year ended December 31, 2009 was $16,663 and consisted of operational consulting expenses and software licensing.

The Audit Committee has determined that the services provided by Ernst & Young LLP as set forth herein are compatible with maintaining Ernst & Young LLP’s independence.
Pursuant to the terms of its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the registered public accounting firm. The Audit Committee must pre-approve the engagement letters and the fees to be paid to the registered public accounting firm for all audit and permissible non-audit services to be provided by the registered public accounting firm and consider the possible effect that any non-audit services could have on the independence of the auditors. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter, for the engagement of the registered public accounting firm to render permissible non-audit services to the Company, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit Committee has not adopted any pre-approval policies.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2010, with the Company’s management. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.
The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees concerning Independence) and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.
The foregoing report is furnished by the Audit Committee of the Board of Directors:

Anthony J. LeVecchio (Chair)
Gary D. Basham
Jack D. Ersman
Karen H. O’Shea
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
The Audit Committee of the Board of Directors appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the 2011 fiscal year and is soliciting your ratification of that selection.
Your ratification of the Audit Committee’s selection of Ernst & Young LLP is not necessary because the Audit Committee has responsibility for selection of our independent registered public accounting firm. However, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future. It is anticipated that a representative of Ernst & Young LLP will be present at the annual meeting of shareholders and will have the opportunity to make a statement or respond to any appropriate questions that shareholders may have.
The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as ViewPoint Financial Group, Inc.’s independent registered public accounting firm for the year ending December 31, 2011.
PROPOSAL 3 — ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Our Compensation Committee of the Board of Directors is responsible for establishing and implementing our executive compensation program. The Compensation Committee determines compensation for each named executive officers. As described in the Compensation Discussion and Analysis section of this Proxy Statement, we design our compensation program to retain, attract and develop the best people available, and to link compensation to performance. Shareholders are encouraged to read the Compensation Discussion and Analysis section for a more detailed discussion of how the Company’s compensation program reflects our overall philosophy and objectives.

As required by Section 14A of the Securities Exchange Act of 1934, as amended, and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are asking shareholders to vote on the following resolution (say-on-pay vote):
RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers described in this proxy statement in the Compensation Discussion and Analysis section and the tabular disclosure regarding named executive officer compensation together with the accompanying narrative disclosure, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.
As an advisory vote, this proposal is non-binding and may not be construed as overruling a decision by the Board or creating or implying any change to the fiduciary duties of the Board, nor will it affect any compensation previously paid or awarded to any executive. Although the vote is non-binding, the Board of Directors values the opinions of the Company’s shareholders and will take into account the outcome of the vote when considering future compensation decisions.
The Board recommends a vote FOR the approval of the compensation of the named executive officers.
PROPOSAL 4 — ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
As required by Section 14A of the Securities Exchange Act of 1934, as amended, and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, at least once every six years, we are required to provide shareholders with the opportunity to cast a vote as to how frequently they would like the Company to hold an advisory vote on the compensation of our named executive officers (say-on-pay vote). Therefore, we are asking shareholders to vote whether the Company’s future say-on-pay votes should be held every year, every other year or once every three years. This vote is advisory and therefore non-binding. Although the vote is non-binding, the Board of Directors values the opinions of the Company’s shareholders and will take into account the outcome of the vote when establishing the frequency of future say-on-pay votes.
Your proxy card provides four choices for you to cast your vote: every year, every two years, every three years, or you may abstain. You are not voting to approve or disapprove the Board’s recommendation.
The Board recommends a vote for the frequency of every three years for holding the Company’s future say-on-pay votes.
LOANS AND RELATED TRANSACTIONS
WITH EXECUTIVE OFFICERS AND DIRECTORS
The Bank has followed a policy of granting loans to officers and directors. These loans are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with persons not related to the Bank, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. All loans that the Bank makes to directors and executive officers are subject to Office of Thrift Supervision regulations restricting loans and other transactions with affiliated persons of the Bank. Loans to all directors and executive officers and their associates totaled approximately $1.5 million at December 31, 2010, which was 0.37% of the Company’s equity at that date. All loans to directors and executive officers were performing in accordance with their terms at December 31, 2010.

Under our Code of Business Conduct and Ethics, all business transactions between the Company (and its subsidiaries) and any of its directors, executive officers and/or their related interests shall be entered into only under the following conditions:
(1)
The terms, conditions and means of compensation shall be no less favorable to the Company as other similar business transactions previously entered into by it or which may be entered into with persons who are not directors or executive officers of the Company, or their related interests.

(2)
All related party transactions between our directors and executive officers and/or their related interests and the Company shall require the prior review and approval of a majority of the disinterested independent directors (as defined under the NASDAQ Stock Market listing standards) of the Board of Directors, with the interested director abstaining from participating either directly or indirectly in the voting and discussion on the proposed business transaction. For these purposes, the term “related party transactions” shall refer to transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404.

(3)
The minutes of any Board meeting at which a business transaction between the Company and a director or executive officer, or his or her related interest, is approved or denied shall include the nature and source of all information used to establish the reasonableness and comparable nature of the terms, conditions and means of compensation, with copies thereof attached as appropriate.

During 2010, there were no related party transactions between the Company and any of its directors, executive officers and/or their related interests, except for the loans and deposits discussed above.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established by the SEC, and the Company is required to disclose in this proxy statement any late filings or failures to file.
The Company believes that, based solely on a review of the copies of such reports furnished to it and written representations that no other reports were required during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with during fiscal 2010.
SHAREHOLDER PROPOSALS
In order to be eligible for inclusion in the Company’s proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at the meeting must be received at the Company’s executive office at 1309 W. 15th Street, Plano, Texas 75075 no later than December 21, 2011. All shareholder proposals submitted for inclusion in the Company’s proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and, as with any shareholder proposal (regardless of whether included in the Company’s proxy materials), the Company’s Charter and Bylaws.

In addition to the deadline and other requirements referred to above for submitting a shareholder proposal to be included in the Company’s proxy materials for its next annual meeting of shareholders, the Company’s bylaws require a separate notification to be made in order for a shareholder proposal to be eligible for presentation at the meeting, regardless of whether the proposal is included in the Company’s proxy materials for the meeting. In order to be eligible for presentation at the Company’s next annual meeting of shareholders, written notice of a shareholder proposal containing the information specified in Article I, Section 6 of the Company’s bylaws must be received by the Secretary of the Company not earlier than the close of business on January 24, 2012 and not later than the close of business on February 23, 2012. If, however, the date of the next annual meeting is before May 4, 2012 or after July 23, 2012, the notice of the shareholder proposal must instead be received by the Company’s Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or otherwise transmitted or the day on which public announcement of the date of the next annual meeting is first made by the Company.
OTHER MATTERS
The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.
ADDITIONAL INFORMATION
The Company will pay the costs of soliciting proxies. Proxies may be solicited by certain officers and employees of the Company personally or by written communication, telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. The Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock.

REVOCABLE PROXY
ViewPoint Financial Group, Inc.
ANNUAL MEETING OF SHAREHOLDERS
May 24, 2011
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
The signer(s), on the reverse side, hereby appoint(s) the Board of Directors of ViewPoint Financial Group, Inc. with full powers of substitution, to act as attorneys and proxies, to vote all shares of common stock of ViewPoint Financial Group, Inc. which the signer(s) is/are entitled to vote at the Annual Meeting of Shareholders (“Meeting”) to be held on May 24, 2011 in the Dallas Room on the 3rd Floor of ViewPoint Bank’s offices located at 1201 W. 15th Street, Plano, Texas, at 4:00 p.m., Central Time. The Board of Directors is authorized to cast all votes to which the signer(s) is/are entitled as indicated on the reverse side.
This proxy will be voted as directed, but if this proxy is signed and dated and no instructions are specified, this proxy will be voted for proposals 1, 2 and 3 and for a “THREE” year frequency on proposal 4, as set forth on the reverse side. Should one or more of the nominees be unable to serve as a director, an event that we do not anticipate, the persons named in this proxy reserve the right, in their discretion, to vote for a substitute nominee designated by the Board of Directors of ViewPoint Financial Group, Inc. If any other business is presented at the Meeting, this proxy will be voted by the majority of the Board of Directors. At the present time, the Board of Directors knows of no other business to be presented at the Meeting.
Should the signer(s) be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of ViewPoint Financial Group, Inc. at the Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of ViewPoint Financial Group, Inc. at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
ViewPoint Financial Group, Inc.’s Notice of Annual Meeting, proxy statement and 2010 Annual Report on Form 10-K are available on the Internet at http://www.vpfgproxy.com.
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR PROXY VIA THE INTERNET OR BY TELEPHONE.
(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

VIEWPOINT FINANCIAL GROUP, INC. — ANNUAL MEETING, MAY 24, 2011
YOUR VOTE IS IMPORTANT!
You can vote in one of three ways:
1.	Call toll free 1-866-860-0409 on a Touch-Tone Phone. There is NO CHARGE to you for this call.
or
2.	Via the Internet at https://www.proxyvotenow.com/vpfg and follow the instructions.
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

INTERNET INFORMATION

If you wish to enroll in our Electronic Access Program to receive future ViewPoint Financial Group, Inc. annual reports and proxy statements via the Internet, you may check the box on the reverse side authorizing our transfer agent to code your account for future mailings.
6867

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY ViewPoint Financial Group, Inc.	Annual Meeting of Shareholders MAY 24, 2011

			With-	For All
		For	hold	Except
1.	To elect the following director nominees for the terms indicated:	☐	☐	☐

Nominees:

	(01) James B. McCarley (2014)	(02) Karen H. O’Shea (2014)
INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above		Co-holder (if any) sign above

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐

	For	Against	Abstain
3. Shareholder advisory vote as to the compensation of ViewPoint Financial Group, Inc.’s executives.	☐	☐	☐

One Year	Two Years	Three Years	Abstain
4. Shareholder advisory vote on the frequency of the advisory vote on executive compensation. ☐	☐	☐	☐

To transact such other business as may properly come before the meeting, or any adjournments thereof.

Mark here to enroll in our Electronic Access Program			☐

Mark here if you plan to attend the meeting			☐

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSALS 1, 2, AND 3 AND FOR A THREE YEAR FREQUENCY ON PROPOSAL 4.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3 and for a Three Year frequency on Proposal 4.
Mark here for address change and note change			☐

IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

      FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL
PROXY VOTING INSTRUCTIONS
Shareholders of record have three ways to vote:
1.  By Telephone (using a Touch-Tone Phone); or
2.  By Internet; or
3.  By Mail.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 2:00 a.m., Central Time, May 24, 2011. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone
Call Toll-Free on a Touch-Tone Phone anytime prior to 2:00 a.m., Central time, May 24, 2011:

1-866-860-0409

Vote by Internet
Go to:
http://www.proxyvotenow.com/vpfg
anytime prior to
2:00 a.m., Central Time, May 24, 2011

Please note that the last vote received, whether by telephone, internet or by mail, will be the vote counted.

Your vote is important!